Exhibit 99.1

N e w s R e l e a s e

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 4, 2010)
BAKER ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2010
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today reported its financial results for the third quarter and first nine months of 2010.
     As reported earlier, the Company acquired The LPA Group Inc. on May 3, 2010, and these financial results include LPA’s results from that date through September 30, 2010. In addition, in 2009 the Company sold its former Energy business and, as a result of this disposition, the financial results of the former Energy segment have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The information contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.
     For the quarter, Baker reported income from continuing operations of $5.0 million, or $0.54 per diluted share, on total contract revenues of $135.6 million. This compares to income from continuing operations of $7.0 million, or $0.78 per diluted share, on total contract revenues of $110.2 million in the third quarter of 2009. The 23 percent increase in revenues is driven primarily by $23.4 million in revenues from LPA and increases in revenue from other key Transportation projects, which was offset by a seven percent decrease in revenues from the Federal segment. The decline in Federal segment revenues results from a $3.2 million decrease in work performed for the Company’s unconsolidated subsidiary in Iraq, and a net decrease of $2.9 million in work performed for FEMA, compared to the third quarter of 2009. The decrease in income from continuing operations is attributable primarily to the aforementioned decreases in work performed in Iraq and for FEMA, a reduction in equity income from unconsolidated subsidiaries of $3.0 million resulting primarily from the decline of work in Iraq, and $1.4 million of amortization expense for intangible assets related to the LPA acquisition. This decline was partially offset by the addition of LPA’s margin and higher Transportation revenue volume compared to 2009, as well as a decrease in incentive compensation costs of $1.7 million.
     Operating income from continuing operations before corporate overhead allocations in the Transportation business segment was $7.9 million, an 84 percent increase compared to the third quarter of 2009. This is due primarily to increased revenue volume and margin improvements in the current period and the addition of LPA’s margin, offset by amortization of $1.8 million for intangible assets related to the LPA acquisition. Operating income from continuing operations before corporate overhead allocations in the Federal segment for the third quarter of 2010 was $6.3 million, a decrease of 34 percent compared to the third-quarter 2009. This decline is mainly attributable to lower revenue volume and margin, including a net decrease in project incentive awards of $1.2 million. Overall, operating income before corporate overhead allocations was impacted favorably by decreases in incentive compensation costs in both business segments.
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ADD ONE — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2010
     Selling, General and Administrative expenses totaled $22.5 million for the third quarter of 2010, compared to $14.7 million for the third quarter of 2009. This increase relates primarily to additional SG&A expenses of $5.5 million from LPA, which was partially offset by a reduction in incentive compensation accruals.
     Total backlog for continuing operations at September 30, 2010, was $1.6 billion, compared to $1.4 billion at December 31, 2009. Of these totals, $566 million and $461 million, respectively, are considered funded backlog. Included in funded backlog at September 30, 2010, was $104 million from LPA. Also included in funded backlog at September 30, 2010, was $31 million related to the Company’s FEMA Risk MAP Program and $15 million related to the FEMA Map Modernization Program.
     On the balance sheet as of September 30, 2010, the Company had cash and investment balances of $86 million and no debt.
     For the first nine months of 2010, the Company reported income from continuing operations of $15.2 million, or $1.67 per diluted share, on total contract revenues of $379 million, compared with income from continuing operations of $18.7 million, or $2.10 per diluted share, on total contract revenues of $339 million in the first nine months of 2009. Year to date, the amortization expense for intangible assets related to the LPA acquisition is $3.0 million.
     The full-year forecasted effective income tax rate from continuing operations was 39.0 percent at September 30, 2010 and 2009, respectively.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “In spite of a difficult funding environment, we were able to beat back the headwinds facing our Transportation segment during the third quarter. And even though we were able to grow certain areas of our Federal business, it wasn’t enough to overcome the slower than expected ramp up and cuts in our FEMA work, and the lack of work in Afghanistan to replace our work in Iraq. We remain committed to resolving these operational challenges and executing on our acquisition strategy.”
     Michael Baker Corporation (www.mbakercorp.com) provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,900 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Thursday, November 4, at 10:00 a.m. EDT, to discuss the third quarter and first nine months’ results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2010
FINANCIAL SUMMARY
(Unaudited)

	For the three months		For the nine months
Operating Results	ended September 30,		ended September 30,
(In thousands, except earnings per share)	2010	2009	2010	2009

Revenues	$135,573	$110,153	$378,989	$338,560

Gross profit	30,262	22,239	80,379	67,605

Operating Income	7,763	7,523	23,025	23,648

Income before noncontrolling interest and income taxes	8,390	10,919	25,349	30,129

Net income from continuing operations attributable to Michael Baker Corporation	5,031	6,957	15,201	18,713

(Loss)/income from discontinued operations	(682)	321	(1,478)	3,453

Net income attributable to Michael Baker Corporation	$4,349	$7,278	$13,723	$22,166

Earnings per share:
Basic-continuing operations	$0.56	$0.78	$1.70	$2.12
Diluted-continuing operations	0.54	0.78	1.67	2.10
Basic-net income	0.49	0.82	1.54	2.51
Diluted-net income	$0.47	$0.81	$1.51	$2.48

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ADD THREE — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2010

Segment results (Unaudited)
(In millions)	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Revenues
Transportation	$80.1	$50.3	$203.6	$147.1
Federal	55.5	59.9	175.4	191.5

Total revenues	$135.6	$110.2	$379.0	$338.6

Gross Profit
Transportation	$18.6	$9.4	$43.3	$26.5
Federal	12.2	13.0	38.0	41.8
Corporate	(0.5)	(0.2)	(0.9)	(0.7)

Total gross profit	30.3	22.2	80.4	67.6

Less: SG&A
Transportation	(14.4)	(8.0)	(33.0)	(22.2)
Federal	(8.1)	(6.7)	(24.3)	(21.7)
Corporate	—	—	(0.1)	(0.1)

Total SG&A	(22.5)	(14.7)	(57.4)	(44.0)

Total income/(loss) from operations
Transportation	4.2	1.4	10.3	4.3
Federal	4.1	6.3	13.7	20.1
Corporate	(0.5)	(0.2)	(1.0)	(0.8)

Total operating income	$7.8	$7.5	$23.0	$23.6

Backlog	As of
(In millions)	September 30,	December 31,
	2010	2009

Funded	$566.1	$461.3
Unfunded	1,018.8	963.9

Total	$1,584.9	$1,425.2

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ADD FOUR — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2010

Condensed Balance Sheet	As of
(In thousands)	September 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$75,619	$105,259
Short term investments and available for sale securities	10,731	4,655
Proceeds receivable — Energy sale	—	9,965
Receivables, net	81,342	76,455
Unbilled revenues on contracts in progress	62,940	49,605
Prepaid expenses and other	7,175	5,407

Total current assets	237,807	251,346

Property, plant and equipment, net	17,133	12,578
Goodwill and other intangible assets, net	69,513	9,702
Other long-term assets	5,987	5,218

Total assets	$330,440	$278,844

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$42,425	$31,948
Accrued compensation and insurance	35,974	32,576
Billings in excess of revenues on contracts in progress	21,102	19,102
Other accrued expenses	18,291	13,363

Total current liabilities	117,792	96,989

Other long-term liabilities	15,393	8,115

Total liabilities	133,185	105,104

Common Stock	9,718	9,403
Additional paid-in capital	59,163	49,989
Retained earnings	132,858	119,135
Accumulated other comprehensive loss	(315)	(333)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	196,663	173,433
Noncontrolling interests	592	307

Total shareholders’ investment	197,255	173,740

Total liabilities & shareholders’ investment	$330,440	$278,844

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